                                                                    EXHIBIT 12.1

                          STATEMENT RE COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                  PERIOD FROM
                                                                                                   INCEPTION
                                                                           SIX MONTHS ENDED   (AUGUST 5, 1997) TO
                                                                             JUNE 30, 1998     DECEMBER 31, 1997
                                                                           -----------------  --------------------
Net Income (Loss)(a).....................................................    $    (274,000)       $   (309,112)
Add:
Interest on debt inclusive of deferred debt issuance costs
  amortization...........................................................          843,661
  Portion of rents representative of the interest factor.................           10,212               2,772
    Net Income (Loss) as adjusted........................................    $     579,873        $   (306,340)
                                                                           -----------------       -----------
Fixed Charges
Interest on debt inclusive of deferred debt issuance costs...............    $     843,661        $    --
Interest capitalized.....................................................        1,124,614             --
Portion of rents representative of the interest factor...................           10,212               2,772
    Fixed Charges........................................................    $   1,978,487        $      2,772
                                                                           -----------------       -----------
                                                                           -----------------       -----------
Ratio of Earnings to Fixed Charges.......................................         --      (b)          --     (b)
                                                                           -----------------       -----------

------------------------

(a) Net Income (Loss) is representative of Income (Loss) before income taxes as the Company is treated as a partnership for federal income tax purposes.

(b) As a result of the losses incurred in 1998 and 1997, earnings did not cover fixed charges by $1,398,614 and $309,112, respectively. Thus, no positive ratio is presented.

            COMPUTATION OF PRO FORMA RATIO EARNINGS TO FIXED CHARGES

    The following computation reflects on a pro-forma basis, earnings available for fixed charges and resultant ratio. The computation gives effect to the sale of the senior notes, assuming a sale date of August 5, 1997,

                                                                                                   PERIOD FROM
                                                                                                    INCEPTION
                                                                                                (AUGUST 5, 1997)
                                                                             SIX MONTHS ENDED          TO
                                                                               JUNE 30, 1998    DECEMBER 31, 1997
                                                                             -----------------  -----------------
Net Income (Loss) as adjusted..............................................    $     579,873      $    (306,340)
Fixed charges..............................................................    $   1,978,487      $       2,772
Pro-forma adjustments
  Interest on senior notes.................................................    $   3,586,301      $   4,490,411
  Amortization of deferred financing charges of senior notes...............          131,552            164,716
                                                                             -----------------  -----------------
      Pro-forma fixed charges..............................................    $   5,696,340      $   4,657,899
                                                                             -----------------  -----------------
Pro-forma ratio of earnings to fixed charges...............................         --      (c)        --      (c)
                                                                             -----------------  -----------------

------------------------

(c) As a result of the losses incurred in 1998 and 1997, earnings would not have covered pro forma fixed charges by $5,116,467 and $4,964,239, respectively. Thus, no positive pro forma ratio is presented.